AMDURA DETERMINES NOT TO PURCHASE SHARES OF
                              SPRECKELS INDUSTRIES, INC.


          FOR IMMEDIATE RELEASE:

                    SOUTHBURY, CONNECTICUT, January 20, 1995. AMDURA Corporation (NYSE:ADU) announced today that, in light of threatened legal recourse by Spreckels Industries, Inc. (NASDAQ/NMS:SPKL), it would not be purchasing shares of Class A Common Stock and warrants of Spreckels as previously announced. AMDURA and Prudential-Bache Capital Partners II, had entered into a Stock Purchase Agreement on December 30, 1994 pursuant to which AMDURA was to purchase 280,000 shares of Class A Common Stock of Spreckels and equivalents. In light of the hostile position taken by Spreckels' Board, AMDURA and the partnership elected not to proceed with the transaction.

                    Fred Whitridge, Chairman of the Board of AMDURA, said "We are disappointed that Spreckels is unwilling to engage in serious discussions regarding what we and other shareholders believe is a very attractive opportunity for both companies, and are surprised at the hostility exhibited by Spreckels' Board toward our proposal. We had hoped that we would have had the chance to work with Spreckels to fully explore the benefits of a merger. Instead, they chose to reject our proposal without meaningful explanation and to threaten legal recourse if we were to acquire additional Spreckels shares, exercise various rights as a Spreckels stockholder or take any action in furtherance of a business combination with Spreckels."

                    AMDURA's merger proposal was outlined in a January 4, 1995 letter to the Spreckels Board. Under the proposal, the two companies would be combined in a tax-free exchange of stock, as a result of which (based solely on outstanding shares), stockholders of Spreckels and AMDURA would have held approximately 58% and 42% of the outstanding common stock of the combined entity, respectively.

                    Mr. Whitridge continued, "Given our proposal, we thought that an investment in Spreckels was both an attractive investment and a meaningful expression of our conviction that a merger of the two companies made good sense. There are significant marketing and operational synergies of the materials handling divisions of both companies which could lead to improved sales, margins and shareholder values. AMDURA remains very interested in pursuing a merger along the lines that it had proposed. In light of the unreasonably hostile position taken by Spreckels' Board, however, we think that it would be wrong for AMDURA to both expend funds to make an investment in Spreckels and at the same time commit to expend further financial and other resources to fight the spurious legal battle over AMDURA's ability to promote its proposal."
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                    AMDURA Corporation, headquartered in Southbury,
          Connecticut, operates primarily through two subsidiaries, The Crosby Group, Inc. and The Harris Waste Management Group, Inc. Crosby, headquartered in Tulsa, Oklahoma, designs and manufactures lifting equipment, hardware and accessories for use in energy, construction, manufacturing, marine and transportation applications. Harris, headquartered in Peachtree City, Georgia, is engaged in manufacturing and marketing equipment for plastic, paper and ferrous and non-ferrous scrap metal processing, as well as waste recycling and solid waste disposal.

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          FOR FURTHER INFORMATION, CONTACT:

          C. David Bushley, Chief Financial Officer
          Phone:  (203) 262-0570